Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

QDM International Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	1,295,427	$26.00	$33,681,102.00	0.0001381	$4,651.37

Total Offering Amounts:						$33,681,102.00		4,651.37
Total Fee Offsets:								0.00
Net Fee Due:								$4,651.37

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Registrant’s 2026 Share Incentive Plan (the “2026 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $26.00 per share, which is the average of the high and low price of the Registrant’s shares of common stock as reported on the OTCQB Market on June 1, 2026.

The Registrant does not have any fee offsets.